ARTICLES OF AMENDMENT

               TO THE ARTICLES OF INCORPORATION OF

                            COLE, INC.


          Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act (the "Act"), the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

          FIRST:    The name of the corporation is Cole, Inc.

          SECOND:   The following amendment to the Articles of
Incorporation of the corporation was duly adopted through a resolution by consent of the Board of Directors in accordance with Section 16-10a-821 of the Act on December 30, 2003, and Article XI of this corporation's Articles of Incorporation, as amended, following approval thereof by the Board of Directors in the manner prescribed by the Act and the Articles of Incorporation, to-wit:

                        Article I - Name

          The name of the corporation is Reflect Scientific, Inc.

                        THIRD:     This amendment does not provide for any
exchange, reclassification or cancellation of issued shares.

          FOURTH:   The effective date of this amendment shall be the date
of the filing of these Articles of Amendment.

          FIFTH:    This amendment was adopted pursuant to Article XI of
this corporation's Articles of Incorporation, as amended, which allows the Board of Directors to change the name of the corporation without further stockholder approval.

          IN WITNESS WHEREOF, the undersigned President and Secretary, having been thereunto duly authorized, have executed the foregoing Articles of Amendment for the corporation under the penalty of perjury this 8th day of January, 2004.

                                   COLE, INC.


                                   By /s/ Kim Boyce, President
Attest:

/s/ Pamela Boyce, Secretary